Exhibit 10.1

“VERSION EN INGLES”

MINING and PRODUCTION SERVICES AGREEMENT

THIS AGREEMENT is made and entered on this the 15th day of APRIL, 2005.

AMONG:

DYNARESOURCE DE MEXICO, S.A. DE C.V. herein represented by Mr. KOY WILBER DIEPHOLZ, acting in his capacity of President of its Board of Directors holding General Powers of Attorney for Legal Representation and Collections, Acts of Administration and Domain (hereinafter referred to as the “Company”),

OF THE FIRST PART,

AND

MINERAS DE DYNARESOURCE, S.A. DE C.V., herein represented by Mr. KOY WILBER DIEPHOLZ, acting in his capacity of President of its Board of Directors holding General Powers of Attorney for Legal Representation and Collections, Acts of Administration and Domain (hereinafter referred to as the “Mining and Production Services Contractor” / “Contractor”);

OF THE SECOND PART.

WHEREAS:

A)	the Company is a limited liability company (S. A. de C.V.) validly subsisting and duly incorporated pursuant to the laws of the United Mexican States, having its business and affairs the exploration and exploitation of minerals within the territory of Mexico,

B)	the Company is the legal and beneficial recorded owner of all of the mining concessions comprised in the San Jose de Gracia Project, located in the Township of San Jose de Gracia, Municipality of Sinaloa de Leyva, Sinaloa (the “San Jose de Gracia Project),

C)	the Contractor is a limited liability company (S. A. de C.V.) validly subsisting and duly incorporated pursuant to the laws of the United Mexican States, having its business and affairs the provision of mining services to any person within the territory of Mexico, and it has personnel duly qualified, competent and accredited to carry out and provide to the Company the Mining Services described in Schedule A hereto,

D)	the Company desires to engage the Contractor to perform the Mining and Production Services in or related to the San Jose de Gracia Project, and the Contractor desires to render the Mining and Production Services to the Company in consideration of the Compensation (described in Schedule B hereto), subject to the terms and conditions herein set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual warranties and representations herein contained, the parties agree as follows:

PART 1.           ENGAGING OF CONRACTOR.

1.1.            The Company hereby engages the Contractor to render the Services set out in schedule A hereto (the “Mining and Production Services” / “Services”). The Contractor hereby agrees to perform the Services for the Company in a professional, competent and efficient manner and in accordance with the terms and conditions set out in Schedule A hereto and as required from time to time by the Company.

1.2.            In consideration for the provision of the Services, the Company shall pay to the Contractor the Compensation set out in schedule B hereto (the “Compensation”).

1.3.            Subject to the provisions of Part 10 hereof, this Agreement shall be in force for a period of ONE (1) YEAR commencing on MAY 1, 2005 (the “Term of the Agreement”), and may be renewed by the parties for like terms, or as agreed or amended by the parties.

1.4.            The Contractor shall furnish all labour, supervision, materials, supplies, services, and incidentals necessary (except where specifically to be provided by the Company) to carry out the Services hereunder.

1.5.            The Company shall furnish the Mining Assets, as provided in Part 2 hereto.

1.6.            Contractor’s responsibilities shall include, but not be limited to:

(a)	transportation of personnel, material, and equipment to and within the San Jose de Gracia Project or to and within any other area specifically designated by the Company from time to time (the “Site”);

(b)	prompt uploading, handling and storage of all material and equipment to be used by the Contractor;

(c)	Mining and Milling Operations as designated by the Company;

(d)	clean-up and minimization of its debris and surplus material;

(e)	the providing of experienced and efficient personnel for the execution and supervision of the Services and shall, during the execution of the Services, maintain at the Site a competent full time Representative and any necessary assistants.

1.7.      All personnel engaged by the Contractor shall have sufficient skill and experience to properly perform the tasks assigned to them. Personnel engaged in special tasks or skilled tasks will have appropriate qualifications, permits or licenses, experience with such tasks and the operation of equipment required to perform all such tasks properly and satisfactorily to completion. The Contractor shall promptly terminate or cause to be terminated any person employed by the Contractor or by any subcontractor who does not perform its tasks in a proper and skilled manner, or who is intemperate or disorderly. Additionally, any such person shall, at written request of the Company, be removed forthwith by the Contractor or Subcontractor employing such person and will not be employed again in any portion of the Services, without the prior written approval of the Company. Should the Contractor fail to furnish suitable and sufficient personnel for proper execution of the Services, or fail to remove such person or persons as required above, the Company may suspend the Services by written notice until such orders are complied with.

1.8.      Subject to the provisions of Clause 8.1 the Company, without invalidating this Agreement, may make changes by altering, adding to, or deducting from the responsibilities set out as Services, the contract sum being adjusted accordingly. All such revised, added or deducted responsibilities shall be executed under the conditions of the Agreement except that any claim for extension or reduction of time caused thereby shall be adjusted at the time of ordering such change. No change shall be made unless authorized in writing by the Company. The Contractor shall not claim for loss of profits or anticipated profits or damages at any time due to any decision to reduce or delete any part of the Services, provided that the Contractor will be compensated for any materials brought to the Site and the Services partially completed prior to the order requesting the deletion or reduction.

The value of any change shall be determined by the parties upon mutual agreement negotiated in good faith.

1.9.      Except as may be otherwise expressly set out herein, the Contractor shall clean up the work performed as part of the Services as it progresses and ensure that the premises are at all times kept free from the accumulation of waste material and rubbish resulting from the Contractor’s Activities, removing debris from the Site from day to day, and when the Services are finished shall similarly remove all tools, equipment, machinery, fuel drums and hazardous substances, and machinery which are his property or the property of any Subcontractor and all rubbish and waste materials, and shall leave the Site in a clean and safe condition, free and clear of all obstructions and hindrances. Should the Contractor refuse or neglect to comply with the provisions of this paragraph, the Company shall have the right to do the cleaning and charge the Contractor with the costs thereof.

PART 2.           MINING ASSETS.

2.1.      For the strict provision of the Services by the Contractor and/or its Subcontractors, employees or independent contractors (the “Related Persons”) as provided hereunder, the Company shall furnish all of the equipment, machinery, rights and facilities set out in the inventory of assets attached as schedule C hereto and incorporated herein for reference (the “Mining Assets”).

2.2.      It is acknowledged and agreed by the Contractor, in its behalf and on behalf of the Related Persons that the Mining Assets:

(a)	shall remain the property of the Company during and on termination of this Agreement; for purposes hereof, the Contractor shall be deemed as a lessee of such Mining Assets and the holder of the rights of use and enjoyment thereof as provided hereunder,

(b)	shall be dedicated exclusively for the provision of the Services; the Contractor being responsible and liable to the Company for any use of the Mining Assets other that as provided in this Agreement.

2.3.     The Contractor shall, during the Term of the Agreement and until such time as the Company accepts full delivery of the Mining Assets, be fully responsible and liable to the Company for the proper up keeping, maintenance and safeguarding of the Mining Assets; the Contractor shall directly or indirectly conduct in a timely and workmanlike manner, all repairs and period maintenance work as required to maintain the Mining Assets in optimal operating condition. The Contractor shall endeavour to provide competent, licensed and accredited personnel to operate the mining machinery and equipment comprised in the Mining Assets.

2.4.      The Contractor agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives and related corporations (the “Indemnified Persons”) from and against any claims, demands, judgments, liabilities, expenses, damages, fines, charges, costs (including legal costs) and losses of every and any kind whatsoever, whether direct or indirect and whether to person or property (including the Services contemplated herein) or otherwise, which at any time or from time to time are directly or indirectly incurred or suffered by any of the Indemnified Parties in connection with, as a result of or arising out of the operation, administration or maintenance of the Mining Assets by the Contractor or any of the Related Persons.

2.5.      The Contractor agrees to maintain the Mining Assets free and clear of all charges, encumbrance or limitation of ownership rights of any kind whatsoever that may result or arise out of any claims, demands or judgments filed by or issued to the benefit of the Contractor, the Related Persons or any third party.

PART 3.           RELATIONSHIP.

3.1.      The parties hereto acknowledge and agree that this Agreement:

(a)	is of a mercantile nature;

(b)	does not create a partnership or association of any kind between the parties; and,

(c)	is not subject to the provisions of the Federal Labour Act of Mexico, the Social Security Act or any other legislation applicable to a labour relationship.

3.2.      The parties hereby acknowledge and agree that there is no labour relationship between or among themselves or between or among the employees or contractors of one of the parties in respect to the other party; therefore, the parties expressly agree that each party shall individually bear all obligations or responsibilities imposed to each of them under applicable labour and tax legislation, or imposed to each party in respect to such party’s employees or contractors. Further, the parties agree to indemnify and hold each other harmless from, against and in respect to, any suit, demand or complaint claimed or filed before any labour, administrative or judicial authority by one of the party’s employees or contractors against the other party.

3.3.      The parties acknowledge that the Contractor will be required to retain or engage the services of personnel in order to assist it in the performance of the Services; such persons to be engaged by the Contractor as its employees or independent contractors. The Contractor agrees that it is solely and exclusively responsible for payment of salaries and/or professional fees, income tax, IMSS and INFONAVIT withholdings or payments applicable under the laws of Mexico in respect to any person engaged by the Contractor in the performance of the Services.

PART 4.           INDEMNITY.

4.1. The Contractor hereby assumes, except as may be expressly set out in this Contract, entire responsibility and liability for any and all damage, loss or injury of any kind or nature whatsoever to person or property arising out of or connected in any manner with the execution or purported execution of the Services. Without limitation, the Contractor agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives and related corporations (collectively the “Indemnified Parties”) from and against any claims, demands, judgments, liabilities, expenses, damages, fines, charges, costs (including legal costs) and losses (collectively “Losses”) of every and any kind whatsoever, whether direct or indirect and whether to person or property (including the Services contemplated herein) or otherwise, which at any time or from time to time are directly or indirectly incurred or suffered by any of the Indemnified Parties in connection with, as a result of or arising out of:

(a)	any act or omission on the part of the Contractor, any Subcontractor (as hereinafter defined) or any director, officer, agent, employee of the Contractor or any Subcontractor (collectively the “Contractor’s Activities”);

(b)	any misrepresentation or untrue warranty of the Contractor;

(c)	any breach, default or non-performance of any covenant to be performed by the Contractor under this Contract; or,

(d)	without limiting sub-clause (a) above and except for any manners which are expressly stated to be the responsibility of the Company, the performance by or on behalf of the Company of any obligations imposed by applicable Mexican laws (the “Laws”) relating to the environment (including reclamation or closure) or the taking of any steps by or on behalf of the Company to protect against or remediate (including reclamation) any harm, damage, degradation or adverse effect on the environment which directly or indirectly results from the performance of the Services by the Contractor.

4.2.      Environmental Matters. - The Contractor covenants, represents and warrants to the Company that:

(a)	the Contractor will review, be familiar with and verify the existence of all permits which are held by or which are necessary for the Contractor to perform its obligations pursuant to this Contract;

(b)	the Contractor will identify and obtain and maintain any other permits which may be required pursuant to environmental Laws in connection with the performance of this Agreement;

(c)	the Contractor is familiar with all applicable Laws relating to the environment and that the Contractor’s Activities will be conducted in compliance with all environmental Laws and permits and so as not to give rise to any breach or non-compliance thereof by the Company or any of its directors, officers, employees, agents, representatives or related corporations;

(d)	all employees of the Contractor have been properly trained with respect to environmental concerns directly or indirectly associated with the Contractor’s Activities and methods and systems for preventing any harm, damage, degradation or adverse effect on the environment;

(e)	the Contractor will exercise due care in preventing environmental harm and without limitation, the Contractor shall implement such systems and procedures and provide all such equipment and facilities necessary so as to prevent accidental occurrences which may result in environmental harm; and,

(f)	the Contractor shall be fully responsible for all acts and omissions of any subcontractors and other employees, agents and representatives, and the Contractor shall ensure that any subcontractor shall comply with the provisions of this Clause 3.2. and any other provisions of this Agreement which directly or indirectly relate to environmental matters as if such subcontractor was the Contractor hereunder.

No provision of this Clause 4.2. shall limit the generality of any other provision mandated by Law or any other provision of this Agreement.

PART 5.           INSURANCE.

5.1.      The Contractor shall have the following obligations:

(a)	The Contractor, or any proper sub-contractors, shall be registered as an employer with the National Social Security Institute of Mexico (IMSS), and it shall pay all and any sums which he may be required to contribute to IMSS under the IMSS Act and to the National Housing Institute of Mexico (INFONAVIT).

(b)	The Contractor at his own expense and cost shall insure and keep insured during the term of this Contract with an insurer acceptable to and approved by the Company the following insurance with the Company being named as an additional named insured:

(i)	Comprehensive General Liability Insurance which shall include all Operations, Contractor’s Protective, Contractual Products and Completed Operations, and non-owned Automobile Liability, with a bodily injury and/or death limit of not less than $2,000,000 for each occurrence and a property damage limit of not less than $2,000,000 per occurrence, and in the aggregate with respect to products and completed operations liability.

(ii)	Automobile (owned). The insurer’s limit of liability shall not be less than the following:

$2,000,000 per bodily injury and/or death for each occurrence, and not less than $2,000,000 per occurrence for property damage.

(iii)	A certificate of insurance certifying that the Contractor has insurance as required under Clauses (i) and (ii) shall be filed with the Company upon acceptance of the Contract terms.

(iv)	The Contractor shall arrange that such insurance shall not be cancelled without 30 days’ prior written notice to the Company by the insurers.

PART 6.           DESIGNATION OF REPRESENTATIVES.

6.1.      Upon signing this Agreement, the Contractor shall designate in writing a competent representative acceptable to Company who, on behalf of the Contractor, will have complete charge of the Services and shall be authorized to make agreements binding the Contractor. The designation of the representative shall be subject to approval in writing by the Company and the Contractor will not change its representative without prior consultation and written permission from Company. Such approval may be withdrawn by Company, in which event the Contractor shall remove the representative from the Site and shall not employ him again on the Site in any capacity, and shall promptly replace him with another representative approved by Company. All expenses associated with such removal or replacement shall be paid by Contractor.

The Contractor designates Koy Wilber Diepholz as its representative and it will advise the Company in writing of the name of each individual appointed to replace the representative of the Contractor designated under this Contract.

The designated representatives are to be available at all reasonable times and the parties will communicate through those representatives. A representative may be changed by subsequent written notice.

PART 7.           INSPECTION OF MINING SERVICES.

7.1.      All Services shall be performed in a professional, competent, and efficient manner. Inspection of all the Services will be carried out by the Company while such Services are in progress. Notwithstanding such inspection, the Contractor will be held responsible for the completion of the Services in accordance with the terms and conditions of the Contract.

The Company and its representatives will, at all times, have access to the Services whenever it is in preparation or progress. The Company will perform said inspection in such manner as not to delay the Services unnecessarily.

PART 8.           FINAL ACCEPTANCE OF THE SERVICES.

8.1.      The Company may retain the final payment, or any Percentage of Bonus Compensation, as described in Schedule B, to the full total or a partial amount thereof as the Company in its sole discretion determines to be reasonable to assure full compliance by Contractor with the Contract.

8.2       Monthly, Periodically, or at any time as the Company may determine, the Company will carry out an inspection of the Services. The Services performed hereunder may be accepted as whole or in separately defined parts. If all of the Services have been completed to the satisfaction of the Company, the Company will provide written notice to the Contractor stating “all Services under the Contract are accepted,” and the notice will be marked “FINAL ACCEPTANCE”. At the Delivery of this “Final Acceptance Notice”, the Company shall complete and make final payment, including any Bonus payment.

8.3      In the event the notice includes only a part of the Services, the notice will contain a list of items that must be completed in order to reach Final Acceptance. In the event that the Contractor disagrees with the items listed, the Contractor may reserve his rights as defined in this document.

The Contractor’s liability after Final Acceptance will be limited to the guarantees, warranties and conditions made a part of the Contract.

PART 9.           CHANGED AND EXTRA MINING SERVICES.

9.1.      The Company may from time to time order changes in the description of the Services set out in Schedule A hereto. If such changes involve extra cost to the Contractor or will adversely affect the Services, the Contractor shall promptly so advise the Company in writing in such detail as the Contractor considers reasonable, including an estimate of the effect of the change on time and performance, prior to beginning the Services but not later than five (5) business days after the change is ordered. If such notice is not given it shall be deemed that no additional compensation or other adjustment in favour of the Contractor is due to the Contractor. If such notice is given or if, in the opinion of the Company, such change involves a reduction in the amount of expense of the Contractor, the Company and the Contractor shall negotiate in good faith with a view to reaching upon an adjustment to the affected terms of the Contract, including the Contract Compensation set out in Schedule B hereto. Changes in the Contract Compensation or Contractor’s obligations agreed to by the Company will only be effective if made by a Contract Change Agreement signed by the Company and the Contractor.

PART 10.           SUBCONTRACTS.

10.1.      The Contractor shall not subcontract to any person (the “Subcontractor”) any part of the Services without prior written approval of the Company, and in each individual instance, the scope of the Mining Services to be subcontracted will be subject to prior approval of the Company, which approval shall not be unreasonably withheld.

10.2.      The Contractor agrees that it is as fully responsible to the Company for the acts and omissions of its Subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by it.

10.3.      Nothing contained in this Contract shall create any contractual relationship between any Subcontractor and the Company. Each subcontract shall provide that it is subject to termination for the convenience of the Company, in which event the Company’s liability shall be limited to Services done or material supplied prior to cancellation.

PART 11.           SUSPENSION OR TERMINATION FOR CONVENIENCE.

11.1.      The Company reserves the right to suspend or terminate this Contract, or any part thereof, at any time and for any reason it deems fit, including for its convenience. Such suspension or termination will be made in writing and may include the whole or any specified part of the Contract.

11.2.      Upon receipt of any such notice, the Contractor will, unless the notice requires otherwise:

(a)	Immediately discontinue the Services on the date and to the extent specified in the notice.

(b)	Place no further orders or Subcontracts for material, services, or facilities with respect to the suspended Services other than to the extent required in the notice.

(c)	Promptly make every reasonable effort to obtain suspension upon terms satisfactory to the Company of all orders and Subcontracts to the extent required in the notice.

(d)	Use its best efforts to utilize its plant, labour and equipment in such a manner as to minimize costs associated with suspension.

(e)	Unless otherwise specifically stated in the notice, the Contractor will continue to protect and maintain the Services, including those portions on which the Services has been suspended.

11.3.      As full compensation for suspension, the Contractor will be reimbursed for the following costs, reasonably incurred, without duplication of any item, to the extent that such costs result from such suspension of the Services:

(a)	A standby charge to be paid to the Contractor during the period of suspension, which standby charge will be sufficient to compensate the Contractor for keeping, to the extent required in the Company’s notice of suspension, its organization and equipment committed to the Project in a standby status.

(b)	All reasonable costs associated with the demobilization and remobilization of Contractor’s plant, forces and equipment to the extent required in the notice.

11.4.      Upon receipt of notice to resume suspended Services, the Contractor will immediately resume the suspended Services to the extent required in the notice. If, as a result of any such suspension of the Services, the cost to the Contractor of subsequently performing the Services is substantially increased or decreased, the Company will make an equitable adjustment in its payment for any remaining portion of the Services. Further, the time of performance of the Contract will be subject to extension as necessitated by the suspension, plus a reasonable additional period for remobilization. The Contract will, accordingly, be amended by a Contract Change Agreement, provided, however, that any claim by the Contractor for an adjustment hereunder must be asserted within thirty (30) calendar days after receipt of written notice to resume the Services.

11.5.      If this Contract, or a specified part thereof, is terminated for the convenience of the Company, the Company shall pay the Contractor for Services performed before the effective date of termination.

PART 12.           TERMINATION FOR CAUSE.

12.1.      If the Contractor shall become bankrupt or insolvent, or if the Company has reasonable grounds to believe that the Contractor is bankrupt or insolvent or unable to pay its debts as they become due, the Company may terminate all or part of the Contractor’s performance and/or further rights hereunder for cause, as the Company may elect.

12.2.      If the Contractor fails to commence the Services within the time specified and prosecute it continuously with sufficient properly skilled personnel and equipment to ensure its completion within the specified time, or fails to perform the Services in the manner required by this Contract, or fails to carry on the Services in an acceptable manner, or defaults in any of the obligations herein, the Company may elect to give notice in writing of such default, specifying the same and the corrective steps to be taken.

12.3.      If the Contractor, within a period of 72 hours after delivery of such notice, shall fail to proceed in accordance therewith, the Company may terminate the Contractor’s right to continue with the Services and may complete it with its own forces, contract with others for its completion, or use such other measures as in the Company’s opinion are necessary for completion, including the use of the equipment, plant, and other property of the Contractor on the Site. In selecting another contractor(s) for the purpose of completing the Services, the Company shall be guided by the same selection criteria as utilized by the Company in the original contract award, and not necessarily by the lowest bid(s).

12.4.      In the event of termination for cause:

(a)	The Company shall be entitled to deduct from any and all monies owing to the Contractor hereunder damages for additional expenses caused by or arising out of breach of warranties and guarantees hereunder, or of any other default by Contractor;

(b)	If the expense of finishing the Services plus compensation for additional managerial and administrative services and such other costs and damages with regard to completion of the Services as the Company may suffer exceeds the unpaid balance, the Contractor shall promptly pay the difference to the Company, and,

(c)	The Contractor shall not be entitled to receive any further payment until the Services are completed and any such payments shall exclude all claims and the Contractor shall not be entitled to any claims for special or consequential damages, including loss of anticipated profit due to such termination;

(d)	No settlement payment will be made to the Contractor hereunder, until the Contractor has submitted:

(i)	final statement supported by vouchers; and,

(ii)	A full Release and Waiver of Claim from or other evidence satisfactory to the Company that the Mining Contractor has paid for all labour, materials, equipment, services, subcontracts, applicable taxes, and other costs and assessments due under the Contract.

12.5.      Upon termination of the Contract for cause it is agreed:

(a)	That the obligation of the Contractor shall continue as to Services already performed and to materials furnished, and, as to bona fide obligations assumed by the Contractor prior to the date of termination;

(b)	That the Contractor shall be entitled to compensation for Services already performed, including material for which it has made firm contracts, it being understood that the Company shall be entitled to that material.

12.6.      In the event of termination for cause, written notice will be given to the Contractor at the address set forth in the Contract Agreement. Subject to the directions set forth in the termination notice, the Contractor shall immediately discontinue Services and the placing of orders for further services, material and equipment and shall, as directed, effect cancellation of all existing orders and subcontracts and thereafter perform only such Services as may be necessary to preserve and protect the Services already in progress.

The termination provision set forth in this Section shall be concurrent with and in addition to, without prejudice to, and not in lieu of, or in substitution for, any other rights or remedies at law which the Company may have for the enforcement of its rights under the Contract and its remedies for any default of the Contractor under the conditions hereof.

PART 13.           GENERAL PROVISIONS.

13.1.      Confidentiality. The parties hereby agree to maintain confidential the terms and conditions set out in this Contract. Further, the Contractor hereby agrees on its behalf and/or on behalf of its employees, Subcontractors, directors, officers and representatives (the “Related Persons”) to maintain confidential and to not disseminate, permit the dissemination or to use for its own benefit or for the benefit of the Related Persons or for commercial purpose, all or any portion of the information that it or the Related Persons may obtain or may have access to during or as a result of the performance of the Services. The obligation entered into by the Contractor hereunder shall be in force for the duration of this Agreement and it shall terminate at the completion of a term of 5 years commencing from the date of termination of this Contract.

13.2.      Materials. The Contractor hereby agrees on its behalf and on behalf of the Related Persons that all materials obtained or prepared during the performance of the Services, and all confidential information obtained or to which it or the Related Persons have an access to, is and shall remain the exclusive property of the Company. The Contractor hereby agrees to return to the Company, at its own expense and within a term of 10 calendar days commencing on the date of termination of this Contract or on the date of receipt of a written request from the Company, all materials or confidential information in its possession or in possession of the Related Persons that have been obtained or prepared during or as a result of the performance of the Services.

13.3.      Governing Law. The parties hereby covenant and agree that this Contract shall be construed by and regulated under the provisions of the Code of Commerce and the Civil Code of the State of Sinaloa, Mexico. The parties hereby agree that the state and federal tribunals with competent jurisdiction for the City of Mazatlan, State of Sinaloa, United Mexican States, shall have the authority to resolve any suit or claim arising out of or resulting from the application of this Contract. The parties hereby relinquish their right to the jurisdiction of any tribunal or court, of any kind or nature, to which they might have or acquire a right or be subject to by virtue of their current or future domiciles.

13.4.      Notices. Any notice or notification given or required to be given between the parties as a result of the application of this Contract, including any notification required or permitted to be given in any judicial proceedings, shall be given in writing and personally delivered to the other party, or delivered by any means that undoubtedly assures its reception or notification, in both cases with an acknowledgement of receipt thereof, and it shall be directed to the latest domiciles expressed by the parties hereunder, which domiciles are, until further notice is given, as follows:

If to Contractor:

MINERAS DE DYNARESOURCE, S.A. DE C.V.

Attention: Mr. KOY WILBER DIEPHOLZ

Ave. Ejercito Mexicano No. 2004, Oficina 204; Col. Insurgentes;

Mazatlan, Sin. MEXICO

669-983-6625 // 669-986-1306

If to Company:

DYNARESOURCE DE MEXICO, S.A. DE C.V.

Attention: Mr. KOY WILBER DIEPHOLZ

Ave. Ejercito Mexicano No. 2004, Oficina 204; Col. Insurgentes;

Mazatlan, Sin. MEXICO

669-983-6625 // 669-986-1306

13.5.      Languages. The parties sign, execute and approve this Contract in the English and Spanish languages. The parties agree that in the event of discrepancy between the two versions, the Spanish version shall prevail. The parties acknowledge to having read and understood (through their respective appointed Spanish interpreters) the legal effects and validity of the Spanish and English versions of this Agreement. The English version is attached as schedule C hereto and made part hereof for all corresponding legal effects.

13.6.      Whole Agreement. This Agreement, Schedules A (“Contractor Services”), B (Compensation) and C (English version) attached hereto and the documents delivered as set forth hereunder, constitute the entire understanding of the parties in respect to the subject matter hereof, and they cancel and supersede any other agreement, contract or letter of intent that they may have executed in respect to the said subject matter.

IN WITTNESS WHEREOF, the parties hereto after having read and understood the legal effects and validity of the premises set forth above, have caused this Agreement to be executed on the date and place first-written.

THE “CONTRACTOR”

MINERAS DE DYNARESOURCE, S.A. DE C.V.

______________________________________

Per: KOY WILBER DIEPHOLZ

Its: President of the Board of Directors

For and On Behalf of the Board of Directors

THE “COMPANY”

DYNARESOURCE DE MEXICO, S.A. DE C.V.

______________________________________

Per: KOY WILBER DIEPHOLZ

Its: President of the Board of Directors

For and on Behalf of the Board of Directors

SCHEDULE A

“CONTRACTOR SERVICES”

1.	MINING SERVICES: Described as, Drilling, Blasting, handling of explosives, Moving ore to designated areas; laying pipelines, operating scoop trams, trucks, dumps, and related equipment; and all related activities.

2.	MILLING SERVICES: Described as, Crushing, Grinding and Milling, Screening, collecting and storing gravity and flotation concentrates, sampling, assaying and reporting, handling and applying chemicals, handling and movement of tailings, storing and handling of Mill Ore tonnage, operation of all Mill related equipment and machines, and all related activities.

3.	MAINTENANCE SERVICES: Described as, servicing, repairing and maintaining of all Camp, Equipment, and facilities, and all related activities.

4.	GEOLOGY SERVICES: Described as sampling, assaying, mapping, planning, coordination with Engineering, Mining, and Milling services, and all related activities;

5.	ENGINEERING SERVICES: Described as surveying, mapping, coordinating with Geology Services, planning and development of mine plans, planning and monitoring of mine equipment, monitoring mining activity for safety, and all related activities;

6.	TRANSPORTATION / TRUCKING SERVICES: Described as Hauling of ore, hauling of concentrates, hauling of water and supplies, movement of equipment, movement of personnel, and all related activities.

7.	ADMINISTRATIVE SERVICES; described as, Reporting, record keeping, maintaining payments and accounts, secretarial services, maintaining of offices, and all related activities.

8.	MANAGEMENT of PERSONNEL.

9.	SUPPORT; Described as providing all support and personnel to reasonably accomplish the work objectives.

SCHEDULE B

“COMPENSATION”

BASE FOR TONNAGE.

$ 75 / TON; Reported as MATERIAL processed through the Mill. Tonnage reported from the Mine for Ore NOT Processed through the MILL is NOT to be included in this BASE Tonnage Calculation.

While the Mining Contractor’s services include many areas of work that do NOT directly contribute to the Material processed through the Mill; the Base Compensation is Paid ONLY for the Tonnage Processed through the Mill. // This Base amount is calculated so as to include compensation for other areas of service.

BONUS FOR PRODUCTION:

The Company shall pay a Bonus to the Mining Contractor, this at the Completion of a Campaign, periodically, or at the end of the Term as decided by the Company. The bonus is Calculated on a percentage of Sales Received by the Company; so in any event, the bonus Compensation for any period can NOT be calculated until such Sales are received. The bonus Compensation is as follows:

For Average Grade	Percentage of Sales Receipts
(of Concentrate Produced):	to be Paid to Mining Contractor:
(as Confirmed by ERSA Assays)	(as received by Company from Purchaser)

05.00 g/t. - 07.74 g/t.:	0.00%

07.75 g/t. - 11.60 g/t.:	10.0%

11.61 g/t. - 15.50 g/t.:	20.0%

15.51 g/t. - 19.40 g/t.:	30.0%

19.41 g/t. - 23.30 g/t.:	35.0%

23.31 g/t. - 27.20 g/t.:	40.0%

27.21 g/t. - 31.10 g/t.:	45.0%

31.11 g/t. - 34.90 g/t.:	50.0%

34.91 g/t. - 38.80 g/t.:	55.0%

38.81 g/t. - 42.75 g/t.:	60.0%

42.76 g/t. - and Up.:	60.0%